Exhibit 99.1

Wells Fargo & Company 401(k) Plan Fund Changes

On October 7, 2009, we will begin to make changes to the Wells Fargo & Company 401(k) Plan’s (the “Wells Fargo 401(k) Plan”) investment lineup as the first step toward merging the Wachovia Savings Plan into the Wells Fargo & Company 401(k) Plan at year-end. Because the fund changes will take a period of time to process there will be a blackout period beginning at 3:00 p.m. Central Time on Wednesday, October 7, 2009, with the blackout expected to end the week of October 12, 2009. This communication provides highlights of the fund changes and includes the legal notice for the blackout period.

During the blackout period, you will be temporarily unable to view your account or conduct any transactions, including directing or diversifying investments in your accounts, initiating and receiving a loan, requesting and receiving an in-service distribution (including hardship withdrawals) or obtaining a distribution from the plan. After the blackout period ends, you will be able to conduct transactions and make inquiries with respect to your accounts in the Wells Fargo 401(k) Plan.

As previously communicated in the 401(k) Plan announcement on July 29th, which can be viewed on Teamworks, your account balances and your investment elections for future contributions will be automatically transferred to the most similar investment fund in the new fund lineup, as indicated in the following chart. Current investment elections and fund balances in the “OLD” column will transfer, or “map,” to the “NEW” investment choices and asset classes. This transfer of funds is commonly referred to as “fund mapping.” Mapping is designed to transfer assets to a new fund that most closely matches the asset class of the existing fund. Before funds are transferred in October, you should carefully review the investment options. You may reallocate your balances at any time before the blackout period begins. It’s a good idea for you to talk with a professional investment advisor about the best investments for your particular situation.

[FUND MAPPING CHART REDACTED]

Learn More

Detailed fund information, including detailed fund fact sheets and prospectuses for those investment options, will be available in mid-September 2009. You can access the 2009 Wells Fargo & Company 401(k) Plan Summary Plan Description/Prospectus, Summary of Material Modifications and more information about the plan and your current investment options by going online:

•	From work. Teamworks > Your Accounts > 401(k) Plan

•	From home. https://www.wellsretirement.com

Important Notice Concerning Your Rights Under the Wells Fargo & Company 401(k) Plan

This notice is to inform you that the Wells Fargo & Company 401(k) Plan (the “Wells Fargo 401(k) Plan”) will undergo the fund changes as shown in the fund mapping chart (see above) beginning October 7, 2009, and ending the week of October 12, 2009.

In order to complete the Wells Fargo & Company 401(k) Plan fund changes, you will not be able to make investment changes to your Wells Fargo & Company 401(k) Plan account, obtain a loan, obtain an in-service withdrawal (including hardship withdrawals) or obtain a distribution from your Wells Fargo 401(k) Plan account for the period beginning at 3:00 p.m. Central Time on Wednesday, October 7, 2009, and ending the week of October 12, 2009. This period, during which you will be unable to exercise these rights otherwise available under the Wells Fargo 401(k) Plan, is called a “blackout period.”

As mentioned above, during the blackout period you will not be able to direct changes to or diversify the investments in your Wells Fargo 401(k) Plan accounts. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period. Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement and financial planning.

Federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any blackout period, in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans.

At year-end, the Wachovia Savings Plan will be merged into the Wells Fargo 401(k) Plan. To merge the plans, there will be a second blackout period under each of these plans at year-end. You will receive an official notice informing you of this blackout period later this year.

If you have any questions concerning this notice, please call the HR Service Center at 1-877-HRWELLS (1-877-479-3557). Plan Specialists are available from 7:00 a.m. to 8:00 p.m. Central Time, Monday through Friday.

The information presented here is a summary of the benefits of enrolling in the Wells Fargo & Company 401(k) Plan and is qualified in its entirety by reference to the official Wells Fargo & Company 401(k) Plan document. If any information in this communication conflicts with the official 401(k) Plan document or the 401(k) Plan Summary Plan Description and any applicable Summary of Material Modifications, the official 401(k) Plan document will govern in all cases. Wells Fargo reserves the right to amend, modify, or terminate the 401(k) Plan at any time. For more complete information on the Wells Fargo 401(k) Plan, and before you elect to participate, please read the 401(k) Plan Summary Plan Description/Prospectus and Summary of Material Modifications.

Copyright © 2009 Wells Fargo. All rights reserved. For internal use only.